Exhibit 10.1

$7,221,000,000

364-DAY BRIDGE TERM LOAN AGREEMENT

dated as of May 30, 2014

among

EXELON CORPORATION,

as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

BARCLAYS BANK PLC,

as Administrative Agent,

BARCLAYS BANK PLC and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Lead Bookrunners,

and

GOLDMAN SACHS BANK USA,

as Syndication Agent

i

(continued)

ii

(continued)

Page

SCHEDULE I	PRICING SCHEDULE
SCHEDULE II	COMMITMENTS

iii

EXHIBIT A	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT B	FORM OF NOTICE OF BORROWING
EXHIBIT C	FORM OF NOTE
EXHIBIT D	FORM OF INTEREST ELECTION REQUEST
EXHIBIT E	FORM OF PREPAYMENT NOTICE
EXHIBIT F	FORM OF SOLVENCY CERTIFICATE
EXHIBIT G	FORM OF ANNUAL AND QUARTERLY COMPLIANCE CERTIFICATE
EXHIBIT H	FORMS OF U.S. TAX CERTIFICATE

i

364-DAY BRIDGE TERM LOAN AGREEMENT

THIS 364-DAY BRIDGE TERM LOAN AGREEMENT, dated as of May 30, 2014 (this “Agreement”), is among EXELON CORPORATION, a Pennsylvania corporation, the banks and other financial institutions or entities listed as Lenders on the signature pages hereof, and BARCLAYS BANK PLC, as Administrative Agent. The parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Certain Defined Terms. As used in this Agreement, each of the following terms shall have the meaning set forth below (each such meaning to be equally applicable to both the singular and plural forms of the term defined):

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition by the Borrower of all of the equity interests in the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of April 29, 2014, among the Target, the Borrower, and Purple Acquisition Corp., a Delaware corporation.

“Adjusted Funds From Operations” means, for any period, Net Cash Flows From Operating Activities for such period plus Interest Expense for such period minus the portion (but not less than zero) of Net Cash Flows From Operating Activities for such period attributable to ComEd Entities or any consolidated Subsidiary that has no Debt other than Nonrecourse Indebtedness.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Barclays in its capacity as administrative agent for the Lenders pursuant to Article VII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Section 7.06.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of the date hereof, among the Borrower and the Barclays.

“Agents” means the Administrative Agent and the Syndication Agent; and “Agent” means any one of the foregoing.

“Agreement” has the meaning specified in the preamble hereof.

“Aggregate Commitment Amount” means the total of the Commitment Amounts of all Lenders as in effect from time to time.

“Alternate Base Rate” means a fluctuating rate of interest equal to the highest of (a) the Prime Rate, (b) the federal funds effective rate from time to time plus 0.5% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate, respectively.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Loan.

“Applicable Margin” has the meaning specified in Schedule I.

“Applicable Ticking Fee Rate” has the meaning specified in Schedule I.

“Approved Fund” has the meaning specified in Section 8.07(a).

“Arrangers Fee Letter” means that certain Fee Letter, dated as of April 29, 2014, among the Borrower, the Joint Lead Arrangers and Goldman Sachs Lending Partners LLC.

“Asset Sale” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by the Borrower or any of its Subsidiaries, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any loss of or damage to, or any condemnation or other taking of, any property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest in, or the acquisition of any ownership interest in or the exercise of control over, such Person or its parent company by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.07(a).

“BGE” means Baltimore Gas and Electric Company.

“BGE Entity” means RF Holdco, BGE and any of their Subsidiaries.

“Borrower” means Exelon Corporation or any Eligible Successor thereof.

“Borrowing” means a group of Loans of the same Type made, continued or converted on the same day by the Lenders ratably according to their Pro Rata Shares and, in the case of a Borrowing of Eurodollar Loans, having the same Interest Period.

“Business Day” means a day on which banks are not required or authorized to close in New York, New York, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.02 have been satisfied or waived in accordance with Section 8.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“ComEd” means Commonwealth Edison Company, an Illinois corporation, or any successor thereof.

“ComEd Debt” means Debt of any ComEd Entity for which neither the Borrower nor any Subsidiary (other than another ComEd Entity) has any liability, contingent or otherwise.

“ComEd Entity” means ComEd and each of its Subsidiaries.

“Commitment” means, for any Lender, such Lender’s commitment to make Loans hereunder.

“Commitment Amount” means, for any Lender at any time, the amount set forth opposite such Lender’s name on Schedule II attached hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Sections 2.04 or 2.16.

“Commitment Expiration Date” means July 29, 2015; provided, that, to the extent that the Termination Date (as defined in the Acquisition Agreement) is extended in accordance with Section 8.2(a) of the Acquisition Agreement (as in effect on April 29, 2014), the Commitment Expiration Date shall be automatically extended (and the Borrower shall provide prompt written notice thereof to the Administrative Agent, which shall promptly notify the Lenders) to the date that is the earlier of (a) such extended Commitment Expiration Date and (b) October 29, 2015.

“Committed Financing” means any committed but unfunded term loan or similar credit facility for the stated purpose of financing the Acquisition.

“Commodity Trading Obligations” shall mean the obligations of the Borrower or Genco under (i) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power, electric energy, emissions forward contracts, renewable energy credits, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of the Borrower or Genco’s business, including the Borrower or Genco’s energy marketing, trading and asset optimization business, or (ii) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by the Borrower or Genco pursuant to asset optimization and risk management policies and procedures adopted pursuant to authority delegated by the Board of Directors of the Borrower or Genco. The term “commodities” shall include electric energy and/or capacity, transmission rights, coal, petroleum, natural gas liquids, natural gas, fuel transportation rights, emissions allowances, weather derivatives and related products and by-products and ancillary services.

“Communication” has the meaning specified in Section 5.01(b).

“Constellation” means Constellation Energy Group, Inc.

“Constellation Nuclear” means Constellation Energy Nuclear Group, LLC, a Maryland limited liability company.

“Constellation Nuclear Entity” means Constellation Nuclear, LLC, CE Nuclear, LLC and Constellation Nuclear and its Subsidiaries.

“Controlled Group” means each person (as defined in Section 3(9) of ERISA) that, together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414(b) or 414(c) of the Code.

“Credit Extension” means the making of a Loan hereunder.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (v) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of documentary letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Debt Issuance” means the borrowing, issuance or other incurrence of indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or its Subsidiaries (other than any Regulated Subsidiary), except Excluded Debt.

“Debt Rating” means, as of any date of determination, the Fitch Rating, the Moody’s Rating or the S&P Rating, as applicable.

“Debtor” has the meaning specified in the definition of Nonrecourse Indebtedness.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days after the date required to be funded by it hereunder, unless the subject of a good faith dispute of which such Lender has notified the Administrative Agent, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days after the date when due, unless the subject of a good faith dispute of which such Lender has notified the Administrative Agent, or (e) has become the subject of a Bankruptcy Event, unless, in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall determine in their sole and absolute discretion that such Lender intends and has all approvals to continue to perform its obligations as a Lender hereunder in accordance with all of the terms of this Agreement.

“Disposition” means any Asset Sale, except any Excluded Asset Sale.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Effective Date” means the date on which all conditions precedent set forth in Section 3.01 have been satisfied or waived in accordance with Section 8.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its “General Arrangements to Borrow”, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; (v) any Lender; (vi) any Affiliate (excluding any individual) of a Lender or (vii) any Approved Fund; provided that, unless otherwise agreed by the Borrower and the Administrative Agent in their sole discretion, (A) with respect to assignments made hereunder prior to the Closing Date, any Person described in clause (i), (ii) or (iii) above shall also (x) have outstanding unsecured long-term debt that is rated BBB- or better by S&P and Baa3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if either such corporation is no longer in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y)

have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $100,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii), (iv), (v) or (vi) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.14(e)). In no event shall an Eligible Assignee include (x) the Borrower or an Affiliate thereof or (y) a natural Person.

“Eligible Successor” means a Person that (i) is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of one of the states of the United States or the District of Columbia, (ii) as a result of a contemplated acquisition, consolidation or merger, will succeed to all or substantially all of the consolidated business and assets of the Borrower, (iii) upon giving effect to such contemplated acquisition, consolidation or merger, will have all or substantially all of its consolidated business and assets conducted and located in the United States and (iv) is acceptable to the Majority Lenders as a credit matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Issuance” means (i) the issuance of any common or preferred equity interests of the Borrower or its Subsidiaries to any Person, except any Excluded Equity Issuance and (ii) the entering into of any Equity Forward Contract by the Borrower or any of its Subsidiaries.

“Equity Forward Contract” means any equity forward contract entered into by the Borrower or any of its Subsidiaries in connection with financing the Acquisition.

“Eurodollar Loan” means any Loan that bears interest as provided in Section 2.07(b).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Asset Sale” means (a) the disposition of cash or cash equivalents or other assets classified as current assets on the consolidated balance sheet of the Borrower, (b) the sale, exchange or other disposition of accounts or notes receivable in connection with the compromise, settlement or collection, (c) the disposition of assets to the Borrower or any of its Subsidiaries and (d) any disposition in the ordinary course of business (as reasonably determined in good faith by the Borrower).

“Excluded Debt” means (a) Debt incurred pursuant to this Agreement, (b) Debt between the Borrower and/or any of its Subsidiaries, (c) commercial paper financings, (d) any trade, seller or customer finance-related financing, (e) Debt under the Existing Credit Agreement and other existing revolving credit facilities of the Borrower or its Subsidiaries, in each case including any amendment, extension or replacement thereof and in each case having an aggregate principal amount outstanding thereunder not in excess of the respective existing commitments thereunder in effect on April 29, 2014, (f) prior to the Closing Date, any refinancing with Debt of Genco of the Borrower’s existing $1,350,000,000 notes due 2015; provided that prior thereto the Minimum Equity Issuance shall have occurred, (g) prior to the Closing Date, replacements, amendments, extensions of Debt of Subsidiaries assumed and/or acquired

(but not incurred in contemplation thereof) in an acquisition (other than the Acquisition) not earlier than 12 months prior to the scheduled maturity thereof; provided, that prior thereto (in each case pursuant to this clause (g)) the Minimum Equity Issuance shall have occurred, (h) prior to the Closing Date, (x) project financings incurred by Subsidiaries of Genco which are non-recourse to the Borrower or Genco and (y) the incurrence of any other Debt, in an aggregate principal amount for both clauses (x) and (y) of up to $750,000,000; provided that the aggregate principal amount of any indebtedness incurred pursuant to clause (y) above shall not exceed $100,000,000, provided, further that prior thereto (in each case pursuant to this clause (h)) the Minimum Equity Issuance shall have occurred, (i) other extensions of credit under existing financings up to the committed amounts thereof as of April 29, 2014 (including from the United States Department of Energy for solar financing), (j) any Debt incurred by Subsidiaries assumed and/or acquired in an acquisition (other than the Acquisition) under financings existing at the time of such acquisition (up to the maximum amount of the committed amounts thereof in effect at such time, and provided that such financings were not established in contemplation of such acquisition) and (k) a line of credit incurred in connection with an acquisition by a Subsidiary of the Borrower in a principal amount of up to $130,000,000 which is non-recourse to the Borrower or Genco.

“Excluded Equity Issuance” means any issuance of any common or preferred equity interests (a) pursuant to employee and other benefit plans and stock purchase and dividend reinvestment plans established in the ordinary course of business, (b) as direct consideration (and not proceeds of such issuance of any equity interests) for any acquisition (other than the Acquisition), divestiture or joint venture arrangement; provided that the Minimum Equity Issuance shall have occurred prior thereto, (c) to the Borrower or any of its Subsidiaries and (d) prior to the Closing Date, up to $1,000,000,000 in the aggregate (including any Net Cash Proceeds received in connection with the Minimum Equity Issuance but only after giving effect to the reduction in Commitments resulting from the Minimum Equity Issuance pursuant to Section 2.06(b)); provided that (in the case of this clause (d)) prior thereto the Minimum Equity Issuance shall have occurred.

“Excluded Taxes” means, with respect to any payment made by the Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or by any other jurisdiction as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising as a result of such Lender having executed, delivered or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, this Agreement) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 8.07(g)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2011, as restated as of December 21, 2011 and amended as of August 10, 2013 and May 30, 2014, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Agency Fee Letter, the Arrangers Fee Letter and the Joinder Fee Letter.

“Fitch” means, Fitch, Inc. and any successor thereto.

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if the Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from Fitch for debt securities of such type, then such indicative rating shall be used for determining the “Fitch Rating”).

“GAAP” has the meaning specified in Section 1.03.

“Genco” means Exelon Generation Company, LLC, a Pennsylvania limited liability company, and its successors.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Bank” has the meaning specified in Section 8.07(i).

“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement, and (b) Other Taxes.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of Adjusted Funds From Operations for such period to Net Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.10, which shall be substantially in the form of Exhibit D.

“Interest Expense” means, for any period, “interest expense” as shown on a consolidated statement of income of the Borrower for such period prepared in accordance with GAAP, excluding any non–cash interest expense recorded as “interest expense” on a consolidated statement of income of the Borrower in connection with the Like–Kind Exchange Matter.

“Interest Expense to Affiliates” means, for any period, “Interest Expense to Affiliates” as shown on a consolidated statement of income of the Borrower for such period.

“Interest Period” means, for each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made or is converted from a Base Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select in accordance with Section 2.02 or 2.09; provided that:

(i) the Borrower may not select any Interest Period that ends after the scheduled Maturity Date;

(ii) Interest Periods commencing on the same date for Loans made as part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) if there is no day in the appropriate calendar month at the end of such Interest Period numerically corresponding to the first day of such Interest Period, then such Interest Period shall end on the last Business Day of such appropriate calendar month.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the joinder agreement to commitment letter, dated as of May 21, 2014, among the Borrower, the Joint Lead Arrangers and certain Lenders.

“Joinder Fee Letter” means the Joinder Fee Letter, dated as of May 21, 2014, among the parties to the Joinder Agreement.

“Joint Lead Arranger” means each of Barclays and Goldman Sachs Bank USA in its capacity as a joint lead arranger.

“Lenders” means each of the financial institutions listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) the rate administered by the ICE Benchmark Administration and appearing on Reuters Page LIBOR01 (or on any commercially available successor or substitute page of such page providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period, (b) in the event that the rate referenced in the preceding clause (a) is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate determined by the Administrative Agent to be the offered rate on such other commercially available page or other service which displays the offered rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in U.S. dollars, determined as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (c) in the event that the rates referenced in the preceding clauses (a) and (b) are not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any lien (statutory or other), mortgage, pledge, security interest or other charge or encumbrance, or any other type of preferential arrangement in the nature of a security interest (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Like–Kind Exchange Matter” means the IRS’s challenge to the position taken by the Borrower on its 1999 federal income tax return with respect to the sale of ComEd’s fossil generating assets and the use of certain of the sale proceeds in a like–kind exchange transaction.

“Loan” means any term loan made by a Lender to the Borrower hereunder. A Loan may be a Base Rate Loan or a Eurodollar Loan, each of which shall be a “Type” of Loan.

“Majority Lenders” means Lenders having more than 50% of the aggregate Pro Rata Shares.

“Marketing Materials” means a customary prospectus, offering memorandum or similar document and other presentation materials.

“Material Adverse Change” and “Material Adverse Effect” each means, relative to any occurrence, fact or circumstances of whatsoever nature (including any determination in any litigation, arbitration or governmental investigation or proceeding), (i) any materially adverse change in, or materially adverse effect on, the financial condition, operations, assets or business of the Borrower and its consolidated Subsidiaries, taken as a whole (excluding ComEd Entities), provided that, except as otherwise expressly provided herein, the assertion against the Borrower or any Subsidiary of liability for any obligation arising under ERISA for which the Borrower or such Subsidiary bore joint and several liability with any ComEd Entity, or the payment by the Borrower or any Subsidiary of any such obligation, shall not be considered in determining whether a Material Adverse Change or Material Adverse Effect has occurred); or (ii) any materially adverse effect on the validity or enforceability against the Borrower of this Agreement.

“Maturity Date” means the earlier of (i) the date that is 364 days after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) or (ii) the date on which all the Loans are accelerated in accordance with Section 6.01.

“Minimum Equity Issuance” has the meaning specified in the Joinder Fee Letter; provided, however, that each of the parties to the Joinder Fee Letter which are also parties to this Agreement agree that the definition of Minimum Equity Issuance set forth in Section 2 of the Joinder Fee Letter is hereby deemed modified to replace the phrase “Net Cash Proceeds” with “gross proceeds”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if the Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from Moody’s for debt securities of such type, then such indicative rating shall be used for determining the “Moody’s Rating”).

“Multiemployer Plan” means a Plan that meets the definition in Section 4001(a)(3) of ERISA.

“Net Cash Flows From Operating Activities” means, for any period, “Net Cash Flows provided by Operating Activities” as shown on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding any “Changes in assets and liabilities” (as shown on such statement of cash flows) taken into account in determining such Net Cash Flows provided by Operating Activities (except for any non–cash changes in assets and liabilities recorded by the Borrower in connection with the Like–Kind Exchange Matter).

“Net Cash Proceeds” means:

(a) with respect to any Disposition, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Disposition, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Disposition, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Disposition, and (5) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that such Net Cash Proceeds of Dispositions shall not include (x) insurance and condemnation proceeds to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its Subsidiaries (including any investments and acquisitions), or to repair or replace the relevant damaged or destroyed assets (provided that no net cash proceeds calculated in accordance with this clause (x) realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000), and (y) after the Minimum Equity Issuance has occurred, and not less than $1,000,000,000 of Net Cash Proceeds from Dispositions shall have been applied to reduce the Commitments, proceeds of any Disposition (other than as referred to in clause (x)) received prior to the Closing Date to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its Subsidiaries (including any investments and acquisitions) within 9 months of receipt of such proceeds or, if so committed within such period, reinvested within 3 months thereafter (provided, that no net cash proceeds calculated in accordance with the foregoing clause (y) realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000); and

(b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received in respect of such Equity Issuance or Debt Issuance, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Net Interest Expense” means, for any period, the total of (a) Interest Expense for such period minus (b) Interest Expense to Affiliates for such period to the extent included in the amount referred to in clause (a) and related to (i) interest payments on Debt obligations that are subordinated to the obligations of the Borrower under this Agreement or (ii) interest on Nonrecourse Indebtedness minus (c) interest on ComEd Debt for such period.

“Nonrecourse Indebtedness” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a promissory note of the Borrower evidencing Loans made or held by a Lender, substantially in the form of Exhibit C.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to this Agreement or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 8.07(g)).

“Participant” has the meaning specified in Section 8.07(e).

“Participant Register” has the meaning specified in Section 8.07(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PECO” means PECO Energy Company, a Pennsylvania corporation, or any Eligible Successor thereof.

“Permitted Encumbrance” means (a) any right reserved to or vested in any municipality or other governmental or public authority (i) by the terms of any right, power, franchise, grant (including, without limitation, any financial assistance grant), license or permit granted or issued to the Borrower or Genco or (ii) to purchase or recapture or to designate a purchaser of any property of the Borrower or Genco; (b) any easement, restriction, exception or reservation in any property and/or right of way of the Borrower or Genco for the purposes of roads, pipelines, transmission lines, distribution lines, transportation lines or removal of minerals or timber or for other like purposes or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in title of any property and/or rights of way, which, in each case described in this clause (b), whether considered individually or collectively with all other items described in this clause (b), do not materially impair the use of the relevant property and/or rights of way for the purposes for which such property and/or rights of way are held by the Borrower or Genco; (c) rights reserved to or vested in any municipality or other Governmental Authority to control or regulate any property of the Borrower or Genco or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower or Genco; and (d) obligations or duties of the Borrower or Genco to any municipality or other Governmental Authority that arise out of any franchise, grant, license or permit and that affect any property of the Borrower or Genco (including, without limitation, obligations with respect to nuclear waste disposal and related arrangements).

“Permitted Obligations” mean (1) Hedging Obligations of the Borrower or Genco arising in the ordinary course of business and in accordance with the Borrower or Genco’s established risk management policies that are designed to protect the Borrower or Genco against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the applicable obligations being hedged and (2) Commodity Trading Obligations of the Borrower or Genco.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any other member of the Controlled Group has or may have any liability (including contingent liability).

“Platform” has the meaning specified in Section 5.01.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which, when in writing, shall be substantially in the form of Exhibit E.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by the Administrative Agent as its prime rate (which is not necessarily the lowest rate charged to any customer) in effect at its principal office in New York City.

“Principal Subsidiary” means each Subsidiary, other than (a) PECO and its Subsidiaries, (b) any BGE Entity, (c) any ComEd Entity, (d) except as provided in the proviso below, any Constellation Nuclear Entity and (e) solely to the extent, and at such time as, the following are also expressly excluded from the definition of “Principal Subsidiary” in the Existing Credit Agreement pursuant to any amendment, refinancing or replacement thereof, Atlantic City Electric Company and its Subsidiaries, Delmarva Power & Light Company and its Subsidiaries and Potomac Electric Power Company and its Subsidiaries, (i) the consolidated assets of which, as of the date of any determination thereof, are at least equal to 10% of the consolidated assets of the Borrower or (ii) the consolidated earnings before taxes of which are at least equal to 10% of the consolidated earnings before taxes of the Borrower for the most recently completed fiscal year; provided that, regardless of whether Constellation Nuclear or any of its Subsidiaries is a consolidated Subsidiary of the Borrower, (A) the Constellation Nuclear Entities shall be subject to being tested as Principal Subsidiaries under clauses (i) and (ii) above only at any time that the Borrower shall own, directly or indirectly through one or more other Subsidiaries, 51% or more of the outstanding capital stock (or other comparable interest) of Constellation Nuclear having ordinary voting power (irrespective of whether or not at the time capital stock, or comparable interests, of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency), and (B) the assets and earnings of Constellation Nuclear and its Subsidiaries shall be included in the computation of the 10% tests set forth in clauses (i) and (ii) above, as applicable, only to the extent of the Borrower’s proportional equity interest in Constellation Nuclear.

“Pro Rata Share” means, with respect to a Lender, the percentage that such Lender’s outstanding aggregate principal amount of Loans is of all Loans then outstanding (disregarding, in the case of Section 2.16 when a Defaulting Lender exists, any Defaulting Lender’s outstanding Loans), or if there are no Loans outstanding, the percentage that such Lender’s Commitment Amount is of the Aggregate

Commitment Amount (disregarding, in the case of Section 2.16 when a Defaulting Lender exists, any Defaulting Lender’s Commitment Amount). If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitment Amounts most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning specified in Section 8.07(c).

“Regulated Subsidiary” means the following subsidiaries of the Borrower (including, following the Closing Date, the applicable similarly regulated subsidiaries of the Target): any ComEd Entity, PECO and its Subsidiaries, any BGE Entity, Atlantic City Electric Company and its Subsidiaries, Delmarva Power & Light Company and its Subsidiaries and Potomac Electric Power Company and its Subsidiaries.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and regulations issued under such Section with respect to a Single Employer Plan, excluding such events as to which the requirement of Section 4043(a) of ERISA that the PBGC be notified within 30 days after the occurrence of such event is waived under PBGC Regulation Section 4043, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“RF Holdco” shall mean RF HoldCo LLC, a Delaware limited liability company.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if the Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from S&P for debt securities of such type, then such indicative rating shall be used for determining the “S&P Rating”).

“Sanctions” means sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department.

“Single Employer Plan” means a Plan other than a Multiemployer Plan, maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group.

“Solvent” means, with respect to the Borrower and its Subsidiaries (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Solvency Certificate” a solvency certificate substantially in the form attached hereto as Exhibit F.

“SPC” has the meaning specified in Section 8.07(i).

“Specified Representation” means each of the representations and warranties made by the Borrower in Sections 4.01(a) (limited to corporate existence), 4.01(b) (limited (x) in the case of clause (ii) thereof, to applicable law in any material respect and (y) in the case of clause (iii) thereof, to contractual restrictions under any indenture, instrument or agreement for committed or funded indebtedness for borrowed money of the Borrower in excess of $100,000,000), 4.01(c), 4.01(d), 4.01(e)(i), 4.01(g), 4.01(h), 4.01(j), 4.01(l), 4.01(m) and 4.01(n).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether or not at the time capital stock, or comparable interests, of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person (whether directly or through one or more other Subsidiaries). Unless otherwise indicated, each reference to a “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means Goldman Sachs Bank USA in its capacity as a syndication agent hereunder.

“Target” means Pepco Holdings, Inc., a Delaware corporation.

“Target Material Adverse Effect” means any change, event, occurrence or effect that, individually or taken together with other changes, events, occurrences or effects, has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries, taken as a whole; provided, however, that, none of the following shall constitute or be taken into account in determining whether there is or, where applicable, has been a Target Material Adverse Effect: (A) changes in general economic or political conditions or the securities, credit, commodities or financial markets in general in the United States or the geographic area within which PJM Interconnection, LLC (“PJM”) operates as a regional transmission organization (the “PJM Region”), or the Mid-Atlantic Area Council within the PJM Region; (B) (i) acts of war or terrorism or (ii) changes, events, circumstances or developments that are weather-related or result from any natural disasters, “acts of God” or other “force majeure” events; (C) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity or of or by the North American Electric Reliability Corporation (“NERC”) or PJM; (D) changes, events or developments in the (x) electric generating, transmission or distribution industries or natural gas transmission or distribution industries (including any changes in the operations thereof), (y) engineering or construction industries, or (z) wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor; (E) changes or developments in wholesale or retail electric power prices; (F) system-wide changes or developments in electric transmission or distribution systems (other than changes solely affecting the Target and its Subsidiaries); (G) any changes in customer usage patterns or customer selection of third-party suppliers for electricity; (H) any loss or overtly threatened loss, or adverse change or overtly threatened adverse change, in the relationship of the Target or any of its Subsidiaries with its customers, employees, regulators, financing sources, labor unions or suppliers caused by the pendency or the announcement of the transactions contemplated by the Acquisition Agreement; (I) changes or effects from the entry into, the announcement or pendency of or the performance of obligations required by the Acquisition Agreement or consented to or requested by Parent or Merger Sub, including any change resulting from a failure to file rate cases as planned or to receive orders from State Commissions approving rate increases as contemplated by the Target’s financial plans, any change in the Target’s credit ratings and any actions taken by the Target and its Subsidiaries that is expressly permitted or required pursuant to the Acquisition Agreement or is consented to or requested by Parent to obtain approval from any Governmental Entity for consummation of the Merger (including (i) any actions taken by Parent, the Target or any of their respective Subsidiaries to settle the Rate Cases as permitted by Section 6.5(f) of the Acquisition Agreement, (ii) any actions required to be taken by Parent, the Target or any of their respective Affiliates to obtain any Parent Approval or any Company Approval, (iii) any action by any Governmental Entity that requires Parent or the Target or any of their respective Subsidiaries or Affiliates to accept the commitments and agreements set forth in Exhibit B to the Acquisition Agreement (the “Regulatory Commitments”), (iv) the issuance, sale and delivery of the Nonvoting Preferred Stock to Parent pursuant to the Subscription Agreement and (v) any agreements consented to by Parent to obtain the Regulatory Approvals, including to implement the Regulatory Commitments); (J) changes in GAAP or interpretation thereof after the date hereof; (K) any failure by the Target to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Acquisition Agreement; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Target Material Adverse Effect; (L) changes that arise out of or relate to the identity of Parent or any of its Affiliates as the acquirer of the Target; (M) a decline in the price or trading volume of the Target common stock on the New York Stock Exchange (the “NYSE”) on or after the date of the Acquisition Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Target Material Adverse Effect; and (N) changes that result from any shutdown or suspension of operations at the power plants from which the Target obtains electricity or facilities from which the Target obtains natural gas; provided, further, however, that matters, changes, events, occurrences, effects or developments set forth in clauses (A), (B), (C), (D), (E), (F) and (G) above may be taken into account in determining whether there has been or is a Target Material Adverse Effect to the extent such matters, changes, events, occurrences, effects or developments have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such matters, changes, events, occurrences, effects or developments. In this definition, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on April 29, 2014 and (ii) each capitalized term that is not defined in any other provision of this Agreement shall have the meaning given to such term in the Acquisition Agreement.

“Target Representations” means the representations made by or with respect to the Target in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that the breach of such representations would permit the Borrower or its applicable Subsidiary to terminate its obligations under the Acquisition Agreement or to decline to close the Acquisition as a result of breach of such representations in the Acquisition Agreement).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Titled Person” has the meaning specified in Section 7.07.

“Type” has the meaning specified in the definition of Loan.

“Unfunded Liabilities” means, (i) in the case of any Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation date for such Plan using the actuarial assumptions set forth in the most recent actuarial valuation report for such Single Employer Plan, and (ii) in the case of any Multiemployer Plan, the Withdrawal Liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from such Multiemployer Plan.

“United States” and “U.S.” mean the United States of America.

“Unmatured Event of Default” means any event which (if it continues uncured) will, with lapse of time or notice or both, become an Event of Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning specified in Section 2.14(f)(ii)(D)(2).

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02. Other Interpretive Provisions. In this Agreement, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (b) the term “including” means “including without limitation”; and (c) unless otherwise indicated, (i) any reference to an Article, Section, Exhibit or Schedule means an Article or Section hereof or an Exhibit or Schedule hereto; (ii) unless otherwise specified, any reference to a time of day means such time in New York, New York; (iii) any reference to a law or regulation means such law or regulation as amended, modified or supplemented from time to time and includes all statutory and regulatory provisions consolidating, replacing or interpreting such law or regulation; and (d) any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time.

SECTION 1.03. Accounting Principles.

(a) As used in this Agreement, “GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower’s audited consolidated financial statements as of December 31, 2013 and for the fiscal year then ended, as such principles may be revised as a result of changes in GAAP implemented by the Borrower subsequent to such date. In this Agreement, except to the extent, if any, otherwise provided herein, all accounting and financial terms shall have the meanings ascribed to such terms by GAAP, and all computations and determinations as to accounting and financial matters shall be made in accordance with GAAP. In the event that the financial statements generally prepared by the Borrower reflect a change in GAAP that affects the computation of any financial ratio or requirement set forth herein (as contemplated by Section 1.03(b)), the compliance certificate delivered pursuant to Section 5.01(b)(iv) accompanying such financial statements shall include information in reasonable detail reconciling such financial statements which reflect such change in GAAP to financial information that does not reflect such change to the extent relevant to the calculations set forth in such compliance certificate.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(c) For purposes of any calculation or determination which is to be made on a consolidated basis (including compliance with Section 5.02(c)), such calculation or determination shall exclude any assets, liabilities, revenues and expenses that are included in the Borrower’s financial statements from “variable interest entities” as a result of the application of FIN No. 46, Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51, as updated through FIN No. 46-R and as modified by FIN No. 94.

ARTICLE II

AMOUNTS AND TERMS OF THE COMMITMENTS

SECTION 2.01. Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans in U.S. dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Lender’s Commitment Amount. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action (i) on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date or (ii) in accordance with Sections 2.04 and 2.06.

SECTION 2.02. Procedures for Borrowing Loans; Limitations on Borrowings.

(a) The Borrower may request a Borrowing of Loans by giving notice (a “Notice of Borrowing”) to the Administrative Agent (which shall promptly advise each Lender of its receipt thereof) not later than 10:00 A.M. three Business Days prior to the date of any proposed Borrowing of Eurodollar Loans and one Business Day prior to the date of any proposed Borrowing of Base Rate Loans. Each Notice of Borrowing shall be sent by facsimile and shall be in substantially the form of Exhibit B, specifying therein (i) the requested date of Borrowing (which shall be a Business Day), (ii) the Type of Loans requested, (iii) the aggregate principal amount of the requested Loans and (iv) in the case of a Borrowing of Eurodollar Loans, the initial Interest Period therefor. Each Lender shall, before 12:00 noon on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of the requested Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. If a Notice of Borrowing requests Eurodollar Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the requested borrowing date the applicable conditions set forth in Section 3.02, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the requested Loan to be made by such Lender.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any requested Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the requested Borrowing date in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Loan to be made by it on any Borrowing date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

(e) Notwithstanding anything to the contrary contained herein, the Borrower may not have more than 10 Borrowings of Eurodollar Loans outstanding at any time.

SECTION 2.03. Fees.

(a) Ticking Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, ticking fees at a rate per annum equal to the Applicable Ticking Fee Rate on such Lender’s daily average undrawn Commitment Amount for the period from the Effective Date to the earlier of (i) the date of termination of all of the Commitments and (ii) the Closing Date, payable in arrears on the last day of each March, June, September and December and on the date of termination of all of the Commitments.

(b) Duration Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, duration fees in amounts equal to the percentage, as determined in accordance with the grid below, of the aggregate principal amount of the Loans held by such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date.

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

(c) The Borrower agrees to pay to the Administrative Agent, the Joint Lead Arrangers and the Lenders the applicable fees payable in the amounts and at the times set forth in each of the Fee Letters (without duplication of any fees required to be paid by the Borrower under this Agreement).

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the relevant Lenders or the Joint Lead Arrangers, as applicable. Fees paid shall not be refundable under any circumstance.

SECTION 2.04. Voluntary Reduction or Termination of Commitment Amounts and Prepayments.

(a) The Borrower shall have the right, upon at least one Business Day’s prior written notice to the Administrative Agent in the form of a Prepayment Notice, to ratably reduce the respective Commitment Amounts of the Lenders in accordance with their Pro Rata Shares; provided that each partial reduction of the Commitment Amounts shall be in the aggregate amount of $10,000,000 or an integral multiple thereof. Any reduction of the Commitment Amounts pursuant to this Section 2.04(a) shall be permanent.

(b) The Borrower may at any time, upon at least one Business Day’s prior written notice to the Administrative Agent in the form of a Prepayment Notice, terminate the Commitments in whole so long as the Borrower concurrently pays all of its outstanding obligations hereunder. Any termination of the Commitment Amounts pursuant to this Section 2.04(b) shall be permanent.

(c) The Borrower may, upon notice to the Administrative Agent in the form of a Prepayment Notice, not later than 10:00 A.M. at least three Business Days prior to any prepayment of Eurodollar Loans or on the day of any prepayment of Base Rate Loans (which notice may be conditional upon the occurrence of the consummation of any transaction or any incurrence or issuance of indebtedness or equity interests), in each case stating the proposed date and aggregate principal amount of the prepayment, and if such Prepayment Notice is given, the Borrower shall, prepay the outstanding principal amounts of the Loans made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Eurodollar Loans and $5,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Base Rate Loans and (ii) in the case of any such prepayment of a Eurodollar Loan, the Borrower shall be obligated to reimburse the Lenders pursuant to Section 8.04(b) on the date of such prepayment.

SECTION 2.05. Repayment of Loans. The Borrower shall repay all outstanding Loans made by each Lender, and all other obligations of the Borrower to such Lender hereunder, on the Maturity Date.

SECTION 2.06. Mandatory Commitment Reductions and Prepayments.

(a) Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the consummation of the Acquisition without the use of the Loans, (ii) the termination of the Acquisition Agreement in accordance with its terms and (iii) the Commitment Expiration Date.

(b) In the event that the Borrower or its Subsidiaries (other than any Regulated Subsidiary) receives (including into escrow) following April 29, 2014 any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Disposition (i) prior to the Closing Date, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds; provided that in the case of any such Equity Issuance, the amount payable in the future to the Borrower or any of its Subsidiaries pursuant to any Equity Forward Contract shall be applied to reduce the Commitments immediately upon such Equity Forward Contract being executed and effective, or (ii) on or after the Closing Date, then the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than five Business Days following the receipt by the Borrower or such Subsidiary of such Net Cash Proceeds. To the extent a mandatory prepayment is then required to be made pursuant to this Section 2.06(b), the Borrower shall promptly (within five Business Days thereof) notify the Administrative Agent of the receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(c) If the Borrower or any of its Subsidiaries (other than a Regulated Subsidiary) enters into any Committed Financing prior to the Closing Date, and the conditions to availability thereunder are no more restrictive than the conditions precedent set forth in Section 3.02, then the Borrower shall promptly (within five Business Days thereof) notify the Administrative Agent in writing of such Committed Financing and the Commitments shall be automatically reduced by the committed principal amount of such Committed Financing on the date such notification is received by the Administrative Agent.

(d) Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent. The Administrative Agent shall promptly notify each Lender of any reduction in the Commitments pursuant to this Section 2.06. Each prepayment pursuant to this Section 2.06 shall be applied to the Loans of the Lenders ratably in accordance with their respective portions of the Loans.

SECTION 2.07. Interest on Loans. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, as follows:

(a) At all times such Loan is a Base Rate Loan, a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly on the last day of each March, June, September and December, on the date such Base Rate Loan is converted to a Eurodollar Loan or paid in full and on the Maturity Date.

(b) At all times such Loan is a Eurodollar Loan, a rate per annum equal to the sum of the Adjusted LIBO Rate for each applicable Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Loan (and, if any Interest Period for such Loan is six months, on the day that is three months after the first day of such Interest Period) or, if earlier, on the date such Eurodollar Loan is converted to a Base Rate Loan or paid in full and on the Maturity Date.

SECTION 2.08. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loans) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Notice of Borrowing requests a Eurodollar Loan, such Loan shall be made as a Base Rate Loan.

SECTION 2.09. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b).

(b) If, with respect to any Borrowing of Eurodollar Loans, the Majority Lenders notify the Administrative Agent that the Adjusted LIBO Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor (unless prepaid or converted to a Base Rate Loan prior to such day), convert into a Base Rate Loan, and

(ii) the obligation of the Lenders to make, continue or convert into Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.10. Continuation and Conversion of Loans.

(a) The Borrower may on any Business Day, upon notice given to the Administrative Agent in the form of an Interest Election Request, not later than 10:00 A.M. three (3) Business Days prior to the date of any proposed continuation of or conversion into Eurodollar Loans, and one (1) Business Day prior to the date of any proposed conversion into Base Rate Loans, and subject to the provisions of Sections 2.09, 2.10(b) and 2.12, continue Eurodollar Loans for a new Interest Period or convert a Borrowing of Loans of one Type into Loans of the other Type; provided that any continuation of Eurodollar Loans or conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans, unless, in the case of such a conversion, the Borrower shall also reimburse the Lenders pursuant to Section 8.04(b) on the date of such conversion. Each such Interest Election Request shall, within the restrictions specified above, specify (i) the date of such continuation or conversion, (ii) the Loans to be continued or converted, and (iii) in the case of continuation of or conversion into Eurodollar Loans, the duration of the Interest Period for such Loans.

(b) If the Borrower fails to select the Type of any Loan or the duration of any Interest Period for any Borrowing of Eurodollar Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.10(a), the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans.

SECTION 2.11. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof, provided that such demand is made within 90 days after the implementation of such retroactive Change in Law.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) the obligation of such Lender to make, continue or convert Loans into Eurodollar Loans shall be suspended (subject to the following paragraph of this Section 2.12) until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) all Eurodollar Loans of such Lender then outstanding shall, on the last day of the then applicable Interest Period (or such earlier date as such Lender shall designate upon not less than five Business Days’ prior written notice to the Administrative Agent), be automatically converted into Base Rate Loans.

If the obligation of any Lender to make, continue or convert into Eurodollar Loans has been suspended pursuant to the preceding paragraph, then, unless and until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, (i) all Loans that would otherwise be made by such Lender as Eurodollar Loans shall instead be made as Base Rate Loans and (ii) to the extent that Eurodollar Loans of such Lender have been converted into Base Rate Loans pursuant to the preceding paragraph or made instead as Base Rate Loans pursuant to the preceding clause (i), all payments and prepayments of principal that would have otherwise been applied to such Eurodollar Loans of such Lender shall be applied instead to such Base Rate Loans of such Lender.

SECTION 2.13. Payments; Computations and Notes.

(a) The Borrower shall make each payment hereunder not later than 10:00 A.M. on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds without setoff, counterclaim or other deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, ticking fees and duration fees ratably (other than amounts payable pursuant to Section 2.02(b), 2.11, 2.14 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignor thereunder for amounts which have accrued to but excluding the effective date specified in such Assignment and Assumption and to the Lender assignee thereunder for amounts which have accrued from and after the effective date specified in such Assignment and Assumption.

(b) The Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any of the Borrower’s accounts with such Lender any amount so due. Each Lender agrees to notify the Borrower promptly after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of

360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of any interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due by the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Notwithstanding anything to the contrary contained herein, any amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Alternate Base Rate plus the Applicable Margin in effect from time to time plus 2%, payable upon demand.

(g) Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a Note of the Borrower payable to such Lender and its registered assigns and in the form specified herein (or any other form that is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and is approved by the Administrative Agent), which shall evidence such Lender’s Loans.

SECTION 2.14. Taxes.

(a) Each payment by or on account of the Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to Section 2.14(f); provided that no Lender shall be liable for the portion of any interest, expenses or penalties that are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent and, if requested by the applicable Lender, a copy of any notice of claim of the relevant Governmental Authority at the time the Administrative Agent makes a written demand for indemnification. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall promptly deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall promptly deliver such other documentation prescribed by law or at the time or times reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) through (E) and Section 2.14(f)(iii) below) shall not be required if the Lender notifies the Borrower and the Administrative Agent that the Lender is waiving its rights under this Section 2.14 to indemnification of the withholding Taxes to which the requested documentation relates. Upon the reasonable request of the Borrower or the Administrative Agent, any

Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the appropriate form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Non-U.S. Lender is a partnership providing an IRS Form W-8IMY on behalf of itself and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Non-U.S. Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund, including additional amounts paid pursuant to this Section 2.14), net of all out-of-pocket expenses (including any Taxes payable on account of such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Without prejudice to the survival of any other agreement of the Borrower or any Lender hereunder, the agreements and obligations of the Borrower and the Lenders contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement; provided that no Lender shall be entitled to demand any payment from the Borrower under this Section 2.14 more than one year following the payment to or for the account of such Lender of all other amounts payable by the Borrower hereunder to such Lender and the termination of such Lender’s Commitment; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive any payment under this Section 2.14 to the extent that such payment relates to the retroactive application of any Taxes or Other Taxes if such demand is made within one year after the implementation of such Taxes or Other Taxes.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it to the Borrower (other than pursuant to Section 2.02(b), 2.11, 2.14, or 8.04(b)) in excess of its ratable share of payments on account of the Loans to the Borrower obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unutilized portion of the Commitment of such Defaulting Lender pursuant to Section 2.03(a); and

(b) the Commitment Amount of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01); provided that, any waiver, amendment or modification (i) requiring the consent of all Lenders or each affected Lender, which affects such Defaulting Lender differently than other affected Lenders or (ii) under Section 8.01(b), (c), (d) or (f) (except, in the case of Section 8.01(c) or (d), with respect to fees as contemplated under this Section 2.16), shall in each case require the consent of such Defaulting Lender.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Effective Date. The Lenders’ Commitments shall not become effective hereunder unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Expiration Date:

(a) the Administrative Agent shall have received (x) a counterpart of this Agreement signed on behalf of each party hereto or (y) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement and each of the following documents, each dated a date reasonably satisfactory to the Administrative Agent:

(i) Certified copies of resolutions of the Board of Directors or equivalent managing body of the Borrower approving the transactions contemplated by this Agreement and of all documents evidencing other necessary organizational action of the Borrower with respect to this Agreement and the documents contemplated hereby; and

(ii) A certificate of the Secretary or an Assistant Secretary of Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the organizational documents of the Borrower, in each case in effect on such date and (C) that attached thereto is a certificate from the secretary of state of the state of organization of the Borrower (or other appropriate authority of such jurisdiction) evidencing the legal existence and good standing of the Borrower;

(b) the Administrative Agent shall have received evidence, satisfactory to the Administrative Agent, that the Borrower has paid all fees and, to the extent invoiced at least three days prior to the Effective Date, expenses payable by the Borrower hereunder on the Effective Date (including amounts then payable under the Fee Letters).

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders as to the Effective Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to the Closing Date. The Lenders’ obligations to make Loans shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Expiration Date:

(a) the Effective Date shall have occurred.

(b) the Acquisition shall have been consummated or will be consummated substantially concurrently with the funding of the Loans in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to consummate the Acquisition thereunder, or consent or request by the Borrower or any of its Subsidiaries (other than any such amendment, modification, waiver, consent or request that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of each of the Joint Lead Arrangers.

(c) except as set forth in (x) the Company Reports (as defined in the Acquisition Agreement, as of April 29, 2014) filed with or furnished to the Securities and Exchange Commission by the Target on or after January 1, 2012 and at least two Business Days prior to April 29, 2014 (excluding any disclosures of information, factors or risks contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or elsewhere therein, to the extent they are statements that are predictive, cautionary or forward-looking in nature) or (y) the corresponding sections or subsections of the Company Disclosure Letter (as defined in the Acquisition Agreement, as of April 29, 2014), there shall not have occurred, since December 31, 2013 any change in the financial condition, business or results of operations of the Target that, individually or in the aggregate, has had or is reasonably likely to have, a Target Material Adverse Effect.

(d) the Joint Lead Arrangers shall have received (i) audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for each of the three fiscal years ending more than 60 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related audited consolidated statements of operations and cash flows for each fiscal quarter (other than the fourth fiscal quarter) of each of the Borrower and the Target ending after the latest fiscal year for which financial statements have been delivered under clause (i) for each of the Borrower and the Target, as applicable, and more than 40 days prior to the Closing Date (including for the elapsed six and nine month interim periods) and for the corresponding periods of the prior fiscal year, all of which shall have been reviewed by the independent accountants for the Borrower and the Target (as applicable) as provided in Statement on Auditing Standards No. 100, (iii) audited and unaudited financial statements for all recent, probable or pending acquisitions (other than the Target), if any, and (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-3 registration statements and, in the case of clauses (iii) and (iv), only to the extent the Borrower will be required to file such financial statements pursuant to Item 9.01(a) of Form 8-K and Rule 3-05 and Article 11, as applicable, of Regulation S-X. Each Joint Lead Arranger hereby acknowledges that the Borrower’s or the Target’s public filing with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii) as applicable, of this paragraph.

(e) (i) the Joint Lead Arrangers shall have received the Marketing Materials suitable for use in a customary “road show” relating to the placing or selling of debt securities of the Borrower, including audited and unaudited financial statements of the Borrower and the Target, as applicable, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents (including as referred to in Section 3.02(d)), prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, as well as drafts of customary comfort letters by auditors of the Borrower, which such auditors are prepared to issue upon completion of customary procedures, and the Borrower shall have used commercially reasonable efforts to deliver a draft of a customary comfort letter by auditors of the Target, which such auditor is prepared to issue upon completion of customary procedures, and (ii) the Borrower shall have used commercially reasonable efforts to make available appropriate officers, representatives and advisors of the Borrower for the “road show” referred to in clause (i), in the case of each of the foregoing by a date sufficient to afford the Joint Lead Arrangers a period of at least 15 consecutive Business Days following the receipt of the Marketing Materials to place debt securities of the Borrower prior to the Closing Date; provided that such period will not include any date from and including July 4, 2014 through and including July 6, 2014, from and including August 15, 2014 through and including September 1, 2014, from and including November 27, 2014 through and including November 30, 2014 and December 24, 2014 through and including January 5, 2015.

(f) the Administrative Agent shall have received customary legal opinions from the General Counsel of the Borrower and Kirkland & Ellis LLP, as special counsel to the Borrower, in form and substance reasonably acceptable to the Borrower and the Administrative Agent.

(g) the Administrative Agent shall have received (in each case dated as of the Closing Date) (i) an officer’s certificate from the Borrower that there has been no change to the matters previously certified pursuant to Section 3.01(a)(i) and (ii) (or otherwise providing updates to such certifications) and that the condition precedent contained in Section 3.02(b) has been satisfied as of the Closing Date, and (ii) a Solvency Certificate with respect to the Borrower from the chief financial officer of the Borrower.

(h) (i) there shall exist no Unmatured Event of Default (except with respect to Section 6.01(d)) or Event of Default pursuant to the following provisions of this Agreement at the time of, and prior to giving effect to the making of the Loans on the Closing Date: Sections 6.01(a), (c) (solely with respect to Section 5.02 (other than Section 5.02(c))), (d) and (e); and (ii) the Target Representations and the Specified Representations shall be true and correct in all material respects (except the Target Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the Loans on the Closing Date.

(i) the Administrative Agent shall have received at least 3 Business Days prior to the Closing Date, to the extent reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) in writing at least 10 Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including PATRIOT Act.

(j) the Borrower has paid or will pay substantially concurrently with the funding of the Loans, all fees and, to the extent invoiced at least three days prior to the Closing Date, expenses payable by the Borrower hereunder on the Closing Date (including amounts then payable under the Fee Letters) to the extent required to be paid on or prior to the Closing Date.

(k) the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

SECTION 3.03. Determinations under Section 3.01 and 3.02. For the purposes of determining whether the conditions precedent specified in Sections 3.01 and 3.02 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Effective Date and the Closing Date as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s powers, have been duly authorized by all necessary organizational action on the part of the Borrower, and do not and will not contravene (i) the organizational documents of the Borrower, (ii) applicable law or (iii) any contractual or legal restriction binding on or affecting the properties of the Borrower or any Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, except any order that has been duly obtained and is in full force and effect.

(d) This Agreement is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e) (i) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2013 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates in accordance with GAAP; and (ii) since December 31, 2013, there has been no Material Adverse Change.

(f) Except as disclosed in the Borrower’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission and delivered to the Lenders prior to April 29, 2014, there is no pending or threatened action, investigation or proceeding affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator that may reasonably be anticipated to have a Material Adverse Effect. There is no pending or threatened action or proceeding against the Borrower or any Subsidiary that purports to affect the legality, validity, binding effect or enforceability against the Borrower of this Agreement.

(g) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used for any purpose that entails a violation of Regulations U or X of the Board of Governors of the Federal Reserve System.

(h) The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940.

(i) During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension, no steps have been taken by the Borrower or any member of the Controlled Group or, to the knowledge of the Borrower, by any other Person to terminate any Plan (excluding any termination arising out of the institution by or against any ComEd Entity of any bankruptcy, insolvency or similar proceeding so long as such termination would not constitute an Event of Default or Unmatured Event of Default under Section 6.01(g)), and there has been no failure to satisfy the minimum funding standard described in Section 412(a)(2) of the Code with respect to any Single Employer Plan that would reasonably be expected to result in a lien pursuant to Section 430(k) of the Code. To the knowledge of the Borrower, no condition exists or event or transaction has occurred with respect to any Plan, which would reasonably be expected to result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business), fine or penalty (excluding any condition, event or transaction arising out of the institution by or against any ComEd Entity of any bankruptcy, insolvency or similar proceeding so long as such condition, event or transaction does not constitute an Event of Default or Unmatured Event of Default under Section 6.01(g)).

(j) The Borrower and its Subsidiaries are, as of the Closing Date upon giving effect to the Acquisition and the making of the Loans and application of the proceeds thereof, on a consolidated basis, Solvent.

(k) The written information (other than any financial projections and information of a general economic or industry specific nature) related to the Borrower, the Target or the transactions contemplated hereby furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or delivered pursuant hereto (as modified or supplemented by other information relating to the Borrower so furnished), when considered together with the information in the Borrower’s annual report on Form 10-K for the year ended December 31, 2013 and the Borrower’s filings with the Securities and Exchange Commission since December 31, 2013, is, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made; and financial projections, if any, that have been prepared by the Borrower and made available to the Administrative Agent or any Lender have been prepared in good faith based upon assumptions that management of the Borrower believes in good faith to be reasonable; provided, that the foregoing representations and warranties to the extent relating to the Target and its Subsidiaries are made only to the best of the Borrower’s knowledge.

(l) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with the PATRIOT Act.

(m) None of the Borrower and its Subsidiaries or, to the knowledge of the Borrower, any director or officer of the Borrower or its Subsidiaries, is an individual or entity that is a Person that is the subject of any Sanctions or is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrower will not use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund activities or business of any Person that, at the time of such funding, is the subject of Sanctions.

(n) No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or the Commitments have not been terminated, the Borrower will, and, in the case of Section 5.01(a), will cause its Principal Subsidiaries to, unless the Majority Lenders shall otherwise consent in writing:

(a) Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes.

(i) keep proper books of record and account, all in accordance with generally accepted accounting principles in the United States, consistently applied;

(ii) subject to Section 5.02(b), preserve and keep in full force and effect its existence;

(iii) maintain and preserve all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(iv) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including those of any governmental authority and including with respect to environmental matters) to the extent the failure to so comply, individually or in the aggregate, would have a Material Adverse Effect;

(v) maintain insurance with responsible and reputable insurance companies or associations, or self-insure, as the case may be, in each case in such amounts and covering such contingencies, casualties and risks as is customarily carried by or self-insured against by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Principal Subsidiaries operate;

(vi) at any reasonable time and from time to time, pursuant to prior notice delivered to the Borrower, permit any Lender, or any agent or representative of any thereof, to examine and, at such Lender’s expense, make copies of, and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Principal Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Principal Subsidiary with any of their respective officers; provided that any non-public information (which has been identified as such by the Borrower or the applicable Principal Subsidiary) obtained by any Lender or any of its agents or representatives pursuant to this clause (vi) shall be treated confidentially by such Person; provided, further, that such Person may disclose such information to (a) any other party to this Agreement, its examiners, Affiliates, outside auditors, counsel or other professional advisors in connection with this Agreement, (b) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (c) to any credit insurance provider or (d) if otherwise required to do so by law or regulatory process (it being understood that, unless prevented from doing so by any applicable law or governmental authority, such Person shall use reasonable efforts to notify the Borrower of any demand or request for any such information promptly upon receipt thereof so that the Borrower may seek a protective order or take other appropriate action);

(vii) use the proceeds of the Loans to finance the Acquisition and to pay fees and expenses in connection therewith, but in no event for any purpose that would be contrary to Sections 4.01(g), (m) or (n); and

(viii) pay, prior to delinquency, all of its federal income taxes and other material taxes and governmental charges, except to the extent that (a) such taxes or charges are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (b) failure to pay such taxes or charges would not reasonably be expected to have a Material Adverse Effect.

(b) Reporting Requirements. Furnish to the Lenders:

(i) as soon as possible, and in any event within five Business Days after the occurrence of any Event of Default or Unmatured Event of Default with respect to the Borrower continuing on the date of such statement, a statement of an authorized officer of the Borrower setting forth details of such Event of Default or Unmatured Event of Default and the action which the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if the Borrower is not required to file a Quarterly Report on Form 10-Q, copies of an unaudited consolidated balance sheet of the Borrower as of the end of such quarter and the related consolidated statement of operations of the Borrower for the portion of the Borrower’s fiscal year ending on the last day of such quarter, in each case prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments), together with a certificate of an authorized officer of the Borrower stating that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if the Borrower is not required to file an Annual Report on Form 10-K, the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of such fiscal year and the related consolidated statements of operations, changes in shareholders’ equity (if applicable) and cash flows of the Borrower for such fiscal year, certified by PricewaterhouseCoopers LLP or other certified public accountants of recognized national standing), together with a certificate of an authorized officer of the Borrower stating that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iv) concurrently with the delivery of the quarterly and annual reports referred to in Sections 5.01(b)(ii) and 5.01(b)(iii), a compliance certificate in substantially the form set forth in Exhibit G, duly completed and signed by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower;

(v) except as otherwise provided in clause (ii) or (iii) above, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to its security holders generally, and copies of all Reports on Form 10-K, 10-Q or 8-K, and registration statements and prospectuses that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (except to the extent that any such registration statement or prospectus relates solely to the issuance of securities pursuant to employee purchase, benefit or dividend reinvestment plans of the Borrower or a Subsidiary);

(vi) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Plan, or the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under section 430(k) of the Code, or the taking of any action with respect to a Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Plan which could result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability, fine or penalty, notice thereof and a statement as to the action the Borrower or such member of the Controlled Group proposes to take with respect thereto;

(vii) promptly upon becoming aware thereof, notice of any change in the Moody’s Rating, the Fitch Rating or the S&P Rating; and

(viii) such other information respecting the condition, operations or business, financial or otherwise, of the Borrower or any Subsidiary as any Lender, through the Administrative Agent, may from time to time reasonably request (including any information that any Lender reasonably requests in order to comply with its obligations under any “know your customer” or anti-money laundering laws or regulations).

The Borrower may provide information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Section 5.01(b) and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a Credit Extension, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Event of Default or Unmatured Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Credit Extension hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on the Borrower’s Internet website). Any document readily available on-line through the “Electronic Data Gathering Analysis and Retrieval” system (or any successor system thereof) maintained by the Securities and Exchange Commission (or any succeeding Governmental Authority), shall be deemed to have been furnished to the Administrative Agent for purposes of this Section 5.01(b) when the Borrower sends to the Administrative Agent notice (which may be by electronic mail) that such documents are so available. Notwithstanding the foregoing, the Borrower agrees that, to the extent requested in writing by the Administrative Agent or any Lender, it will continue to provide “hard copies” of Communications to the Administrative Agent or such Lender, as applicable.

The Borrower further agrees that the Administrative Agent may make Communications available to the Lenders by posting such Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL ANY AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address.

SECTION 5.02. Negative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or the Commitments have not been terminated (except with respect to Section 5.02(a), which shall be applicable only as of the date hereof and at any time any Loan is outstanding or is to be made), the Borrower will not, without the written consent of the Majority Lenders:

(a) Limitation on Liens. Create, incur, assume or suffer to exist, or permit Genco to create, incur, assume or suffer to exist, any Lien on its property, revenues or assets, whether now owned or hereafter acquired, except as follows:

(i) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ repairmen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(ii) Liens for taxes, assessments or governmental charges, levies, or fines (including such amounts arising under environmental law) on property of the Borrower or Genco if the same shall not at the time be delinquent or thereafter can be paid without a material penalty, or are being contested in good faith and by appropriate proceedings;

(iii) Liens on the capital stock of or any other equity interest in any Subsidiary (other than (A) Genco and any holding company for Genco and (B) if it is a Subsidiary, PECO and any holding company for PECO) to secure Nonrecourse Indebtedness;

(iv) Liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property;

(v) Liens existing on property at the time of the acquisition thereof (other than any such Lien created in contemplation of such acquisition unless permitted by the preceding clause (iv));

(vi) Liens granted in connection with any financing arrangement for the purchase of nuclear fuel or the financing of pollution control facilities, limited to the fuel or facilities so purchased or acquired;

(vii) Liens arising in connection with sales or transfers of, or financing secured by, accounts receivable or related contracts, provided that any such sale, transfer or financing shall be on arms’ length terms;

(viii) Liens securing Permitted Obligations and reimbursement obligations in respect of letters of credit issued to support Permitted Obligations (for the avoidance of doubt, the Electric Reliability Council of Texas (ERCOT) program and any other similar agreement or arrangement, including with any Independent System Operator, are permitted under this clause (viii));

(ix) Permitted Encumbrances;

(x) Liens arising in connection with sale and leaseback transactions entered into by the Borrower or Genco, but only to the extent that the aggregate purchase price of all assets sold by the Borrower or Genco during the term of this Agreement pursuant to such sale and leaseback transactions does not exceed $1,000,000,000;

(xi) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, compensation arrangements, supplemental retirement plans arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, compensation arrangements, supplemental retirement plans or other social security or similar legislation;

(xii) Liens constituting attachment, judgment and other similar Liens arising in connection with court proceedings to the extent not constituting an Event of Default under Section 6.01(f);

(xiii) Liens created in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xv) Liens in the nature of rights of setoff, bankers’ liens, revocation, refund, chargeback, counterclaim, netting of cash amounts or similar rights as to deposit accounts, commodity accounts or securities accounts or other funds maintained with a credit or depository institution;

(xvi) Liens consisting of pledges of industrial development, pollution control or similar revenue bonds in connection with the remarketing of such bonds;

(xvii) Liens created under cash collateralization obligations relating to defaulting lenders and remedies upon default under credit facilities;

(xviii) Liens arising under leases or subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Borrower or Genco;

(xix) Liens resulting from any restriction on any equity interest (or project interest, interests in any energy facility (including undivided interests)) of a Person providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of equity interest (or project interest, interests in any energy facility (including undivided interests)) of such Person, to the extent a security interest or other Lien is created on any such interest as a result thereof;

(xx) Liens granted on cash or cash equivalents to defease or repay Debt of the Borrower or Genco no later than 60 days after the creation of such Lien;

(xxi) Liens created in connection with sales, transfers, leases, assignment or other conveyances or dispositions of assets, including (A) Liens on assets or securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities, and (B) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any interest therein; and

(xxii) Liens, other than those described above in this Section 5.02(a), provided that the aggregate amount of all Debt secured by Liens permitted by this clause (xxii) shall not exceed in the aggregate at any one time outstanding (A) in the case of Genco, $100,000,000, and (B) in the case of the Borrower and Genco collectively, $200,000,000.

(b) Mergers and Consolidations; Disposition of Assets. Merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or permit any Principal Subsidiary to do so, except that (i) any Principal Subsidiary may merge with or into or consolidate with or transfer assets to Genco or any other Principal Subsidiary, (ii) any Principal Subsidiary may merge with or into or consolidate with or transfer assets to the Borrower (and the Borrower may transfer any assets acquired by the Borrower through any such merger, consolidation or transfer to Genco or any other Principal Subsidiary), (iii) Genco may merge or consolidate with or into a Subsidiary thereof formed for the purpose of converting Genco into a corporation and (iv) the Borrower or any Principal Subsidiary may merge with or into or consolidate with or transfer assets to any other Person, provided that, in each case, (A) immediately before and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing

(except in the case where any Principal Subsidiary may merge with or into or consolidate with or transfer assets to any other Principal Subsidiary), (B) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, either (x) the Borrower shall be the surviving entity or transferee (as applicable), or (y) the surviving entity or transferee (as applicable), shall be an Eligible Successor and shall have assumed all of the obligations of the Borrower under this Agreement pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, and the Administrative Agent shall have received an opinion of counsel in form and substance satisfactory to it as to the enforceability of such obligations assumed and (C) subject to clause (B) above, in the case of any such merger, consolidation or transfer of assets to which any Principal Subsidiary is a party, a Principal Subsidiary shall be the surviving entity or transferee (as applicable).

(c) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 2.50 to 1.0.

(d) Continuation of Businesses. Engage, or permit any Subsidiary to engage, in any line of business which is material to the Borrower and its Subsidiaries, taken as a whole, other than businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof.

(e) Capital Structure. Fail at any time to own, free and clear of all Liens, 100% of the issued and outstanding equity interests of Genco (or of a holding company which owns, free and clear of all Liens, 100% of the issued and outstanding equity interests of Genco).

(f) Restrictive Agreements. Permit Genco or any holding company for Genco to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement that prohibits, restricts or imposes any condition upon the ability of Genco to declare or pay dividends to the Borrower (or, if applicable, to its holding company).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events shall occur and be continuing (any such event an “Event of Default”):

(a) The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan or any other amount payable by the Borrower hereunder within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) pursuant to the terms of this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(a)(vii), Section 5.01(b)(i) or Section 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent (which notice shall be given by the Administrative Agent at the written request of any Lender); or

(d) The Borrower or any Principal Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount in excess of $100,000,000 in the aggregate (but excluding Debt hereunder and Nonrecourse Indebtedness) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, other than any acceleration of any Debt secured by equipment leases or fuel leases of the Borrower or a Principal Subsidiary as a result of the occurrence of any event requiring a prepayment (whether or not characterized as such) thereunder, which prepayment will not result in a Material Adverse Change; or

(e) The Borrower or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Principal Subsidiary shall take any corporate or limited liability company action to authorize or to consent to any of the actions set forth above in this Section 6.01(e); or

(f) One or more judgments or orders for the payment of money in an aggregate amount exceeding $100,000,000 (excluding any such judgments or orders to the extent covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has not denied coverage) shall be rendered against the Borrower or any Principal Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Reportable Event that the Majority Lenders determine in good faith is reasonably likely to result in the termination of any Single Employer Plan or in the appointment by the appropriate United States District Court of a trustee to administer a Single Employer Plan shall have occurred and be continuing 60 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; (ii) any Single Employer Plan shall be terminated; (iii) a Trustee shall be appointed by an appropriate United States District Court to administer any Single Employer Plan; (iv) the PBGC shall institute proceedings to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan; or (v) the Borrower or any other member of the Controlled Group withdraws from any Multiemployer Plan; provided that on the date of any event described in clauses (i) through (v) above, the Unfunded Liabilities of the applicable Plan exceed $100,000,000; and provided, further, that no event described in this Section 6.01(g) that arises out of the institution by or against any ComEd Entity of any bankruptcy, insolvency or similar proceeding shall constitute an Event of Default unless 15 days shall have elapsed after the Majority Lenders have reasonably determined, and notified the

Borrower in writing, that such event has had or is reasonably likely to have a Material Adverse Effect (disregarding, solely for purposes of this Section 6.01(g), the proviso to clause (i) of the definition of Material Adverse Effect);

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) at any time prior to the Closing Date during which an Event of Default pursuant to Section 6.01(a) has occurred and is continuing, declare the respective Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and/or (ii) at any time following the Closing Date during which any Event of Default has occurred and is continuing, declare the outstanding principal amount of the Loans, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon the outstanding principal amount of the Loans, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that (notwithstanding the foregoing) in the event of an Event of Default under Section 6.01(e), (A) the respective Commitments of the Lenders shall automatically be terminated and (B) the outstanding principal amount of all Loans, all interest thereon and all other amounts payable by the Borrower hereunder shall automatically and immediately become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the obligations of the Borrower hereunder), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their respective own gross negligence or willful misconduct as determined in a final non-appealable order of a court of competent jurisdiction. Without limiting the generality of the foregoing: (i) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) the Administrative Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) the Administrative Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Administrative Agent and Affiliates. With respect to its Commitment, Loans and other rights and obligations hereunder in its capacity as a Lender, Barclays shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall include Barclays in its individual capacity. Barclays and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if it were not Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final non-appealable order of a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” having a combined capital and surplus of at least $500,000,000. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative

Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default under Section 6.01(a) or (e) shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

SECTION 7.07. Syndication Agent, Joint Lead Arrangers and Joint Bookrunners. The titles “Syndication Agent”, “Joint Lead Arrangers” and “Joint Bookrunners” (each, in such capacity or capacities, a “Titled Person”) are purely honorific, and no Person designated as a Titled Person shall have any duties or responsibilities in such capacity and no Titled Person shall have or be deemed to have any fiduciary relationship with any Lender or with the Borrower or any of its Affiliates.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. Subject to Section 2.16, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (a) waive or amend any of the conditions specified in Sections 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, any Loan or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or the definition of Majority Lenders, (f) amend this Section 8.01 or (g) waive or amend any provision regarding pro rata sharing or otherwise relates to the distribution of payments among Lenders; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Arrangers Fee Letter, then this Agreement shall be deemed modified (to the extent not adverse to the Lenders) in accordance therewith, effective immediately upon written notice thereof being given by the Administrative Agent to the Borrower and the Lenders and without requiring any other action to be taken hereunder.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed, sent by facsimile or delivered, if to the Borrower, at 10 S. Dearborn, 52nd Floor, Chicago, IL 60603, Attention: Stacie M. Frank, facsimile: (312) 394-4082; if to any Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender; and if to the

Administrative Agent, at its address at 745 Seventh Avenue, 27th Floor, New York, NY 10019, Attention: Nina Guinchard, facsimile: (212) 526-5115 or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective (a) if mailed, three Business Days after being deposited in the U.S. mail, postage prepaid, (b) if sent by facsimile, when such facsimile is sent (except that if not sent during normal business hours for the recipient, such facsimile shall be deemed to have been sent at the opening of business on the next Business Day for the recipient), and (c) otherwise, when delivered, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses; Indemnification.

(a) The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration (including the charges of electronic loan administration platforms), syndication, modification, waiver and amendment of this Agreement and the other documents to be delivered hereunder, including the reasonable fees, charges and out-of-pocket expenses of one counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent and the Joint Lead Arrangers as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses, if any (including the reasonable fees, disbursements and other charges of one counsel plus one specialist counsel in any applicable specialty and, solely in the case of an actual or potential conflict of interest, of one additional counsel and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively each jurisdiction or applicable specialty to the affected Person), incurred by the Administrative Agent or any Lender in connection with the collection and enforcement (whether through negotiations, legal proceedings or otherwise) of the Borrower’s obligations under this Agreement and the other documents to be delivered by the Borrower hereunder or in connection herewith, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment of principal of, or any conversion of, any Eurodollar Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment or conversion pursuant to Section 2.10 or 2.12 or acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amount required to compensate such Lender for any additional loss, cost or expense which it may reasonably incur as a result of such payment or conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(c) The Borrower agrees to indemnify and hold each Lender, each Agent, each Joint Lead Arranger and each of their respective Affiliates, officers, trustees, shareholders, representatives, attorneys, controlling Persons, partners, directors, advisors, agents and employees (each, an “Indemnified Person”) harmless from and against any action, suit, proceeding (including any investigation or inquiry), claim, damage, loss, liability, cost or expense (including the reasonable fees, disbursements and other charges of one counsel to all Indemnified Persons and, solely in the case of an actual or potential conflict of interest, of one additional counsel to each group of similarly situated affected Indemnified Persons, and if reasonable and necessary, one local counsel in each jurisdiction plus one specialist counsel in each applicable specialty approved by the Borrower), whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding, that any of them may pay or incur arising out of or relating to this Agreement or the transactions contemplated hereby, or the use by the Borrower or any Subsidiary of the proceeds of any Loan; provided that the Borrower shall not be liable for any portion of any such claim, damage, loss, liability, cost or expense resulting from (i) such Indemnified Person’s or any of its Affiliates’ or Related Parties’ bad faith, gross negligence or willful misconduct, (ii) any material breach of the obligations of such Indemnified Person or any of its Affiliates or Related Parties under this Agreement or any Fee Letter or (iii) any dispute among Indemnified Persons that does not involve any act or omission by the Borrower or its Subsidiaries (other than claims against any Agent or any Joint Lead Arranger in their respective capacities as such, but subject to clause (i) above), in each case as determined in a final non-appealable order of a court of competent jurisdiction. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing by the Borrower to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments and this Agreement. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. This Section 8.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders, Affiliates or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto. For purposes of this Section 8.04(c), the term “Related Party” means, with respect to any Person, (a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees to notify the Borrower promptly after any such set-off and application made by such Lender or Affiliate thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 8.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, provided that (except as permitted by Section 5.02(b)(iii)) the Borrower shall not have the right to assign rights hereunder or any interest herein without the prior written consent of all Lenders.

SECTION 8.07. Assignments and Participations.

(a) Each Lender may, with the prior written consent (except as set forth below) of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), and if demanded by the Borrower pursuant to Section 8.07(g) shall to the extent required by such Section, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the Commitment Amount or Loans, as applicable, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 or, if less, the entire amount of such Lender’s Commitment, and shall be an integral multiple of $1,000,000 or such Lender’s entire Commitment, or Loan, as applicable, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall be payable by one or more of the parties to the Assignment and Assumption, and not by the Borrower (except in the case of a demand under Section 8.07(g)), and shall not be payable if the assignee is a Federal Reserve Bank), (v) the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default and (vi) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (although an assigning Lender shall continue to be entitled to indemnification pursuant to Section 8.04(c)). Notwithstanding anything contained in this Section 8.07(a) to the contrary, (A) the consent of the Borrower and the Administrative Agent shall not be required with respect to any assignment by any Lender to an Affiliate of such Lender or to another Lender or to an Approved Fund, and (B) any Lender may at any time, without the consent of the Borrower or the Administrative Agent, and without any requirement to have an Assignment and Assumption executed, assign all or any part of its rights under this Agreement to a Federal Reserve Bank or other central bank having jurisdiction over such Lender provided that no such assignment shall release the transferor Lender from any of its obligations hereunder.

For the purposes of this Section 8.07(a), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment Amount of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s aforesaid address and with respect to any entry relating to such Lender’s Commitments and Loans), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A (including any necessary consents of the Administrative Agent and the Borrower), (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 8.07(g) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations hereunder) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender (subject to customary exceptions regarding regulatory requirements, compliance with legal process and other requirements of law).

(g) If any Lender (i) shall make demand for payment under Section 2.11(a), 2.11(b) or 2.14, (ii) shall deliver any notice to the Administrative Agent pursuant to Section 2.12 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Loans, (iii) does not consent to an amendment or waiver that requires the consent of all Lenders and has been approved by the Majority Lenders, or (iv) is a Defaulting Lender, then (A) in the case of clause (i), within 60 days after such demand (if, but only if, the payment demanded under Section 2.11(a), 2.11(b) or 2.14 has been made by the Borrower), (B) in the case of clause (ii), within 60 days after such notice (if such suspension is still in effect), (C) in the case of clause (iii), within 60 days after the date the Majority Lenders approve the applicable amendment or waiver, or (D) in the case of clause (v), at any time so long as such Lender continues to be a Defaulting Lender, as the case may be, the Borrower may demand that such Lender assign, at the Borrower’s sole expense and effort, in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent all (but not less than all) of such Lender’s rights and obligations hereunder within the next succeeding 30 days; provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment and Loans, then such Lender may (but shall not be required to) assign such Commitment and Loans to any other Eligible Assignee in accordance with this Section 8.07 during such period. No replacement of a Defaulting Lender pursuant to this Section 8.07(g) shall be deemed to be a waiver of any right that the Borrower, the Administrative Agent, or any other Lender may have against such Defaulting Lender. In the event that a Lender assigns any Eurodollar Loans pursuant to this Section 8.07(g), such assignment shall be deemed to be a prepayment by the Borrower of such Eurodollar Loans for purposes of Section 8.04(b).

(h) [Reserved].

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Bank or to any financial institution (consented to by the Borrower and Administrative Agent, which consents shall be unreasonably withheld or delayed) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(i) may not be amended in any manner which adversely affects a Granting Bank or an SPC without the written consent of such Granting Bank or SPC.

SECTION 8.08. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF TARGET MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A TARGET MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER OR ITS AFFILIATES HAVE THE RIGHT TO TERMINATE ITS (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO THE ACQUISITION AGREEMENT AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 8.09. Consent to Jurisdiction; Certain Waivers. (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT

SITTING THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE BORROWER’S INDEMNITY AND REIMBURSEMENT OBLIGATIONS UNDER SECTION 8.04(C).

SECTION 8.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.12. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number and business address and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

SECTION 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Lenders on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) the Administrative Agent, each other Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any other Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any other Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.14. Confidentiality. Each of the Agents and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent practicable and not prohibited by Law), (b) upon the request or demand of any regulatory authority having jurisdiction over such Person or any of its Affiliates, (c) to the extent that such Information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, its Affiliates or representatives, (d) to such Person’s Affiliates and their respective officers, directors, partners, members, employees, legal counsel, advisors, representatives, independent auditors and other experts or agents who need to know such Information and on a confidential basis, (e) to potential and prospective Lenders or Participants or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations hereunder, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof pursuant to customary practice) to keep such Information confidential on substantially the terms set forth in this Section, (f) received by such Person on a non-confidential basis from a third-party source (other than the Borrower or any of its Affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or under any agreement or other document entered into in connection herewith, or any suit, action or proceeding relating to this Agreement, any document entered into in connection herewith, or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (i) to any rating agency on a confidential basis, (j) the CUSIP

Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or Commitments hereunder and (h) with the Borrower’s prior written consent. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

EXELON CORPORATION,
as Borrower

/s/ Stacie M. Frank
Stacie M. Frank
Senior Vice President, Treasurer

364-DAY BRIDGE TERM LOAN AGREEMENT

BARCLAYS BANK PLC,
as Administrative Agent and as a Lender

/s/ Ann E. Sutton
Ann E. Sutton
Director

364-DAY BRIDGE TERM LOAN AGREEMENT

GOLDMAN SACHS BANK USA,
as a Lender

/s/ Robert Ehudin
Robert Ehudin
Authorized Signatory

364-DAY BRIDGE TERM LOAN AGREEMENT

Wells Fargo Bank, N.A.
as a Lender

/s/ Bobby Ausman
Bobby Ausman
Assistant Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

/s/ Eric Cosgrove
Eric Cosgrove
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

TD Bank, N.A.,
as a Lender

/s/ David Perlman
David Perlman
Senior Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

/s/ James D. Weinstein
James D. Weinstein
Managing Director

364-DAY BRIDGE TERM LOAN AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

/s/ Tyler J. McCarthy
Tyler J. McCarthy
Director

364-DAY BRIDGE TERM LOAN AGREEMENT

Royal Bank of Canada,
as a Lender

/s/ Frank Lambrinos
Frank Lambrinos
Authorized Signatory

364-DAY BRIDGE TERM LOAN AGREEMENT

PNC Bank, National Association,
as a Lender

/s/ John Broeren
John Broeren
Senior Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

The Northern Trust Company,
as a Lender

/s/ Keith Burson
Keith Burson
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

Mizuho Bank, Ltd.,
as a Lender

/s/ Leon Mo
Leon Mo
Authorized Signatory

364-DAY BRIDGE TERM LOAN AGREEMENT

MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

/s/ Ramal L. Moreland
Ramal L. Moreland
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

KeyBank National Association,
as a Lender

/s/ Sherrie I. Manson
Sherrie I. Manson
Senior Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

/s/ Juan Javellana
Juan Javellana
Executive Director

364-DAY BRIDGE TERM LOAN AGREEMENT

The Huntington National Bank,
as a Lender

/s/ Lori Cummins-Meyer
Lori Cummins-Meyer
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

/s/ Michael Spaight
Michael Spaight
Authorized Signatory

/s/ Tyler R. Smith
Tyler R. Smith
Authorized Signatory

364-DAY BRIDGE TERM LOAN AGREEMENT

Credit Agricole Corporate & Investment Bank,
as a Lender

/s/ David Gurghigian
David Gurghigian
Managing Director

/s/ Michael Willis
Michael Willis
Managing Director

364-DAY BRIDGE TERM LOAN AGREEMENT

Citibank, N.A.,
as a Lender

/s/ Sandip Sen
Sandip Sen
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

Canadian Imperial Bank of Commerce, New York Branch,
as a Lender

/s/ Anju Abraham
Anju Abraham
Authorized Signatory

/s/ Robert Casey
Robert Casey
Authorized Signatory

364-DAY BRIDGE TERM LOAN AGREEMENT

THE BANK OF NEW YORK MELLON,
as a Lender

/s/ Mark W. Rogers
Mark W. Rogers
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

BNP PARIBAS,
as a Lender

/s/ Christopher Sked
Christopher Sked
Managing Director

/s/ Nicole Mitchell
Nicole Mitchell
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

The Bank of Tokyo-Mitsubishi, Ltd.,
as a Lender

/s/ Chi-Cheng Chen
Chi-Cheng Chen
Director

364-DAY BRIDGE TERM LOAN AGREEMENT

THE BANK OF NOVA SCOTIA,
as a Lender

/s/ Thane Rattew
Thane Rattew
Managing Director

364-DAY BRIDGE TERM LOAN AGREEMENT

Bank of America, N.A.,
as a Lender

/s/ William Merritt
William Merritt
Vice President

364-DAY BRIDGE TERM LOAN AGREEMENT

SCHEDULE I

PRICING SCHEDULE

“Applicable Margin” and “Applicable Ticking Fee Rate” mean (as applicable), as of any date of determination, the percentage per annum set forth below opposite the applicable Debt Ratings of the Borrower from S&P, Moody’s and Fitch, in each case, with a stable or better outlook:

Borrower’s Debt Ratings (S&P, Moody’s or Fitch)	Applicable Margin								Applicable Ticking Fee Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans	Base Rate Loans	Euro- dollar Loans
Rating Level 1: ≥ A-/A3/A-	12.5 bps	112.5 bps	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	12.5 bps
Rating Level 2: BBB+/Baa1/BBB+	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	17.5 bps
Rating Level 3: BBB/Baa2/BBB	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	22.5 bps
Rating Level 4: BBB-/Baa3/BBB-	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	27.5 bps
Rating Level 5: ≤ BB+/Ba1/BB+	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps	35.0 bps

For purposes of the foregoing, (a) at any time that Debt Ratings are available from each of S&P, Moody’s and Fitch and there is a split among such Debt Ratings, then (i) if any two of such Debt Ratings are in the same level, such level shall apply or (ii) if each of such Debt Ratings is in a different level, the level that is the middle level shall apply and (b) at any time that Debt Ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such Debt Ratings, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the lower Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. If the rating system of S&P, Moody’s or Fitch shall change, the

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Borrower and the Administrative Agent shall negotiate in good faith to amend the definition of “Debt Rating” to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Majority Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If the Borrower has no Fitch Rating, no Moody’s Rating and no S&P Rating, Rating Level 5 shall apply.

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SCHEDULE II

COMMITMENTS

Lender	Commitment

Barclays Bank PLC	$1,444,200,000
Goldman Sachs Bank USA	$1,444,200,000
Bank of America, N.A.	$325,000,000
Citibank, N.A.	$325,000,000
JPMorgan Chase Bank, N.A.	$325,000,000
Credit Suisse AG, Cayman Islands Branch	$325,000,000
Wells Fargo Bank, N.A.	$325,000,000
BNP Paribas	$325,000,000
The Bank of Nova Scotia	$325,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$325,000,000
The Royal Bank of Scotland plc	$325,000,000
Mizuho Bank, Ltd.	$225,000,000
Royal Bank of Canada	$225,000,000
U.S. Bank National Association	$225,000,000
Canadian Imperial Bank of Commerce, New York Branch	$81,575,000
Credit Agricole Corporate & Investment Bank	$81,575,000
PNC Bank, NA	$81,575,000
Sumitomo Mitsui Banking Corporation	$81,575,000
The Bank of New York Mellon	$81,575,000
KeyBank National Association	$81,575,000
TD Bank, N.A.	$81,575,000
The Northern Trust Company	$81,575,000
Manufacturers and Traders Trust Company	$50,000,000
The Huntington National Bank	$30,000,000
TOTAL	$7,221,000,000.00

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